EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER PACIFIC GROWTH FUND INC. 10f-3 transactions for the period November 1, 1998 -
July 29, 1999 TOTAL ISSUED/ DATE PRICE SHARES % of PRINCIPAL
 PURCHASED SECURITY PURCHASED SHARE PURCHASED Assets AMOUNT
   BY GROUP BROKER(S) Korea Telecom Corp 05/26/99 $27.56 167,935 0.900% $465,054,290.00 0.179% Daewood Securities
Hyundai Motor 09/16/99 $10.92 364,000 0.600% $500,000,000.00
 0.790% Credit Suisse First Boston ICICI Limited 09/22/99 $
  9.80 35,200 0.060% $274,000,000.00 5.590% Merrill Lunch
   Pohang Iron and Steel 07/14/99 $32.75 46,100 0.260% $
1,011,116.950 0.149% Salomon Smith Barney PT Indafood Sukses mamkur TBK 07/16/99 ** 364,500 0.080% $290,000,000.00 0.158%
   Credit Suisse First Boston **** The price per share is
                   listed as 8300 Rupiah